Exhibit 4
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                      FIRST AMENDMENT TO CREDIT AGREEMENT
                      -----------------------------------


THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made as of the 29th day of September, 2000, by and among MEREDITH CORPORATION, a corporation organized under the laws of the State of Iowa (the "Borrower"), WAACHOVIA BANK, N.A., as Agent (the "Agent") and a Bank, and the financial institutions referenced on the signature pages hereto(collectively referred to herein as the "Banks").


                               R E C I T A L S:
                               ---------------

The Borrower, the Agent and the Banks have entered into a certain Credit Agreement dated as of December 10, 1998 (the "Credit Agreement"). Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Borrower has requested the Agent and the Banks to amend the Credit Agreement to modify certain provisions of the Credit Agreement as more fully set forth herein. The Banks, the Agent and the Borrower desire to amend the Credit Agreement upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby ackowledged, the Borrower, the Agent and the Banks, intending to be legally bound hereby, agree as follows:

SECTION 1. Recitals. The Recitals are incorporated herein by reference and shall be deemed to be part of this Amendment.

SECTION 2. Amendments. The Credit Agreement is hereby amended as set forth in this Section 2.

SECTION 2.01. Amendment to Section 1.01. The following definition is hereby amended and restated to read in its entirety as follows:

"Consolidated Fixed Charges" for any period means the sum of (I) Consolidated Interest Expense for such period; (ii) all scheduled payments of principal in respect of Debt (excluding principal payments made with respect to any revolving line of credit) of the Borrower or any of its Consolidated Subsidiaries for such period; and (iii) all dividends paid by the Borrower and its Consolidated Subsidiaries for such period.

SECTION 2.02. Amendment to Section 5.04. Section 5.04 of the Credit Agreement is amended and restated in its entirety to read as follows:

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

    SECTION 5.04.  Fixed Charges Coverage.  At the end of each
    Fiscal Quarter ending during the period set forth below, the Fixed Charge coverage Ratio shall not be less than the applicable ratio set forth below:

         Fiscal Quarter ending:                   Ratio
         ---------------------                    -----
         During period from and                2.00 to 1.00
         including 9/30/98 through but
         excluding 9/30/00

         During period from and                1.75 to 1.00
         including 9/30/00 and
         thereafter

SECTION 3. Conditions to Effectiveness. The effectiveness of this Amendment and the obligations of the Banks hereunder are subject to the following conditions, unless the Required Banks waive such conditions:

(a) receipt by the Agent from each of the parties hereto of a duly executed counterpart of this Amendment signed by such party;

(b) receipt by the Agent for the ratable account of each Bank of an amendment fee in aggregate amount equal to .08% multiplied by the aggregate amount of the Commitments of all of the Banks; and

(c) the fact that the representations and warranties of the Borrower contained in Section 5 of the Amendment shall be true on and as of the date hereof.

SECTION 4. No Other Amendment. Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single agreement. Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended. The Banks and the Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes. The Borrower promises and agrees to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, being hereby ratified and affirmed. The Borrower hereby expressly agrees that the Credit Agreement, as amended, is in full force and effect.

SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants to each of the Banks as follows:

(a) No Default or Event of Default, nor any act, event, condition or circumstance which with the passage of time or the giving of notice, or both, would constitute an Event of Default, under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Banks on the date hereof.
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

(b) The Borrower has the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder, or thereunder, to be done, observed and performed by it.

(c) This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with their terms, provided that such enforceability is subject to general principles of equity.

(d) The execution and delivery of this Amendment and the Borrower's performance hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower, nor be in contravention of or in conflict with the articles of incorporation or bylaws of the Borrower, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower si party or by which the Borrower's assets or properties are or may become bound.

SECTION 6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 7. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Georgia.

SECTION 8. Effective Date. This Amendment shall be effective as of September 30, 2000.

IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers or representatives to execute and deliver, this Amendment as of the day and year first above written.


BORROWER:

MEREDITH CORPORATION

 /s/ Thomas J. Ferree

By:     Thomas J. Ferree         (SEAL)
Title:  Corporate Controller











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

WACHOVIA BANK, N.A., as Agent and a Bank

By:     S. Timothy Toler         (SEAL)
Title:  Senior Vice President



BANK ONE, NA, as Syndication Agent and a Bank

By:    Curtis R. Worthington
Title: Corporate Banking Officer



SUNTRUST BANK, as Documentation Agent and a Bank

By:    Stephen L. Leister        (SEAL)
Title: Vice President



FLEET NATIONAL BANK

By:    Manuel Burgueno           (SEAL)
Title: Vice President



BNP PARIBAS

By:    Gregg W. Bonardi          (SEAL)
Title: Vice President

By:    Serge Desrayeud           (SEAL)
Title: Group Head



WELLS FARGO BANK IOWA, N.A.

By:    William C. Green Jr.      (SEAL)
Title: Vice President



THE BANK OF NEW YORK

By:    Kristen E. Talaber        (SEAL)
Title: Vice President




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